UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2013

PACIFIC GREEN TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54756	n/a
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

5205 Prospect Road, Suite 135-226, San Jose, CA		95129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(408) 538-3373

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into Material Definitive Agreement

ITEM 3.02  Unregistered Sales of Equity Securities

ITEM 5.02  Departure Of Directors or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers

We entered into an agreement dated October 22, 2013 with Mr. Chris Williams. Pursuant to this agreement, Mr. Williams has agreed to serve as Business Development Director of our company. As Business Development Director of our company, Mr. Williams will focus on developing potential new business opportunities and generating sales from our existing assets.

Pursuant to the agreement, our company is to compensate Mr. Williams for serving as a Business Development Director of our company with:

1.	£450 per day and a guarantee of a minimum of four days a month for six months;

2.
£50,000 when we are in a position to drawdown funds in order to commence the development and construction (the “Financial Close”) of our 49MW biomass power plant at Sutton Bridge, Lincolnshire (the “Project”);

3.	options on the Financial Close of the completion of the Project to purchase 10,000 common shares in our company at $2 per share; and

4.	on the Financial Close of the Project, 20,000 common shares of our company from Pacific Green Group Limited.

In addition to the above compensation, we have agreed to compensate Mr. Williams with commissions of:

1.	10%, 8% and 6% for the first, second and third years, respectively, for Envi Emissions Control Equipment sales on any license fees generated;

2.	3% of net sales for Envi Emissions Control Equipment sales that are direct sales (with no third party commissions);

3.	1% of net sales of any for Envi Emissions Control Equipment sales from third party agents;

4.	5% of any financial equity raised for our company prior to the close of the Project;

5.	0.25% of any debt introduced for the Project;

6.	0.5% of any financial equity introduced for the Project;

7.	10%, 6%, 4% and 2% for years 1, 2, 3 and thereafter, respectively, of any heat off-take sales related to the Project entered into before December 31, 2013;

8.	5%, 3% and 2% for years 1, 2 and thereafter, respectively, of any heat off-take sales related to the Project entered into on or after December 31, 2013; and

9.	0.25% and 0.2% for years 1 and 2, respectively, of power purchase agreements.

On December 5, 2013, we appointed Mr. Williams as Business Development Director of our company.

We will issue the options to one person in reliance on the exemption from registration for “accredited investors” contained in Rule 506 of Regulation D of the Securities Act of 1933.

Chris Williams – 42, Business Development Director

Chris Williams, age 42, has been engaged in waste to water & energy and biomass to energy since 1999, first as a Director of Olivine New Zealand Ltd. and Managing Director of Global Olivine UK Ltd. (from 2000 to 2007).

Mr. Williams pioneered the application of plasma technologies with Olivine New Zealand Ltd. within waste to energy to reduce landfill needs of hazardous fly ash and the recovery of mercury from light bulbs. He helped secure planning and environmental permitting in 2001 for the world’s first waste to water and energy facility in Kwinana Perth, Western Australia. The application included the first multi-modal health risk assessment for emissions and dietary intake for adults and children from the combustion of 1.2 million tonnes of waste. In the UK, he secured environment agency permitting and licensing in 2005 for a 172MW, waste facility in Peterborough using Global Olivine technology.

In 2002, Mr. Williams created the planning and permitting company Peterborough Renewable Energy Limited (now Green Energy Parks Limited). He has represented Green Energy Parks in the local, trade and national media with respect to electricity market reform and renewables order and the renewables obligations banding.

A materials scientist by profession, Mr. Williams was first involved in recycling of glass fiber reinforced thermoset plastics with the Danish Technological Institute in 1993 as part of his Brunel Honors Degree, spending six months working on methods of recycling and gaining value from these wastes. He is a member of the Renewable Energy Association and a member on their Gasification and Pyrolysis group.

Further, Mr. Williams has developed successful software business in the past and has been the chairman of a leading recycling and community charity.

Our company believes that Mr. Williams’ educational background, and business and operational experience give him the qualifications and skills necessary to serve as our Business Development Director

Item 9.01  Financial Statements and Exhibits

10.1           Agreement between our company and Chris Williams dated October 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC GREEN TECHNOLOGIES INC.

/s/ Neil Carmichael
Neil Carmichael
President and Director

Date: December 5, 2013